Rule 424 (b) (3)
Registration No. 333-109310

PRICING SUPPLEMENT NO. 4383 DATED September 12, 2008
TO PROSPECTUS SUPPLEMENTAL DATED October 21, 2003
AND BASE PROSPECTUS DATED October 17, 2003

Issuer:	National Rural Utilities CFC

Principal Amount:	$1,750,000.00

Issue Price:	100% of Principal Amount

Original Issue Date:	09/17/2008

Maturity Date:	07/15/2009

Interest Rate:	3.91 % per annum

Record Dates:	Each January 1 and July 1

Interest Payment Dates:	Each January 15 and July 15

Redeemable Date:	None

Agent's Commission:	None

Form of Note:
(Book-Entry or Certificated)	Certificated

Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $22,435,508,000 and, to date, including this offering, an aggregate of $19,675,929,000.00 Series C have been issued.